Exhibit 10.8

MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT is made and entered into as of July 15, 2015 (this “Agreement”), by and between SeD MARYLAND DEVELOPMENT, LLC, a Maryland limited liability company (the “Developer”) and SeD DEVELOPMENT MANAGEMENT, LLC, a Delaware limited liability company (the “Manager”).

RECITALS

WHEREAS, the Developer is developing 197 acres of land located in Frederick County, Maryland, into 853 units, consisting of single family lots, townhomes, multi-family units, and assisted living units (the “Project”);

WHEREAS, the Developer wishes to engage the Manager to manage the Project including the assets, operations and affairs of the Developer; and

WHEREAS, the Manager desires to accept such engagement on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

1.
Definitions.

(a) The following terms shall have the meanings set forth in this Section 1(a):

“Affiliate” shall mean, with respect to any Person, any Person controlling, controlled by, or under common Control with, such Person.

“Agreement” has the meaning assigned in the first paragraph.

“Base Management Fee” means 5% (five percent) of the gross revenue (including reimbursements) of the Project. The Base Management Fee shall be earned and paid in the following manner:

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USD$38,650.00 (thirty eight thousand six hundred fifty United States dollars) monthly, beginning on the Commencement Date. The Base Management Fees accrued from the Commencement Date through the Closing Date shall be payable in arrears in cash on the first day of the month after the Closing Date, or on October 1, 2015, whichever date is sooner. Thereafter, until termination of this Agreement, the Base Management Fee shall be payable in cash in monthly installments on the first day of the month. If applicable, the initial and final installments of the Base Management Fee shall be pro-rated based on the number of days during the initial and final month, respectively, that this Agreement is in effect.

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When the gross revenue of the Project shall be determined, the parties will make adjustments as necessary to ensure proper payment of the Base Management Fee. To the extent there was an underpayment of the Base Management Fee, the additional amounts shall be paid by Developer to Manager. To the extent there was an overpayment of the Base Management Fee, the additional amounts shall be returned by Manager to Developer. Reimbursements pursuant to this provision shall be made with 60 days of the revenue determination.

 “Commencement Date” means the effective date of this Agreement.

“Closing” means the acquisition by Developer (or its transferee) of the land underlying the Project and entitlements for the 853 units which make up the Project.

“Closing Date” means on or before August 31, 2015.

“Developer Indemnified Party” has the meaning assigned in Section 11(b).

“Confidential Information” means all non-public information, written or oral, obtained by the Manager in connection with the services rendered hereunder.

“Compliance Policies” means the compliance policies and procedures of the Manager, as in effect from time to time.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether by contract, voting equity, legal right or otherwise.

“Date of Termination” means the date in which this Agreement is terminated or expires without renewal.

“Dedicated Employees” has the meaning assigned in Section 3(a).

“Developer” has the meaning assigned in the first paragraph of this Agreement.

“Development Guidelines” means the general criteria, parameters and policies relating to the Project as established by the Developer with the assistance of the Manager, as the same may be modified from time-to-time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Final Quarter” means the last fiscal quarter ending prior to the effective date of any termination or non-renewal of this Agreement.

“GAAP” means generally accepted accounting principles in effect in the U.S. on the date such principles are applied consistently.

“Governing Instruments” means, with respect to any Person, the charter and bylaws in the case of a corporation, the certificate of limited partner (if applicable) and partnership agreement in the case of a general or limited partner, or the articles or certificate of formation and operating agreement in the case of a limited liability company, in each case, as amended, restated or supplemented from time to time.

“Incentive Compensation” means a performance incentive fee, payable to the Manager upon any profit distributions to the Developer, and calculated as 20% of all profit distributed to Developer above a 30% Internal Rate of Return on the Project. The Internal Rate of Return shall be calculated on a pre-tax basis.

 “Indemnification Obligations” has the meaning assigned in Section 11(b).

“Indemnitee” has the meaning assigned in Section 11(d).

“Indemnitor” has the meaning assigned in Section 11(d).

“Judicially Determined” has the meaning assigned in Section 11(a).

“Manager” has the meaning assigned in the first paragraph of this Agreement.

 “Operating Agreement” means an Operating Agreement adopted by the Developer, as amended from time to time.

“Person” means any individual, corporation, partner, joint venture, limited liability partner, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Principal Transaction” has the meaning assigned in Section 3(d).

“Records” has the meaning assigned in Section 6(a).

“Representatives” means collectively the Manager’s Affiliates, officers, directors, employees, agents and representatives.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

 “Subsidiary” means any subsidiary of the Developer.

“Tax Preparer” has the meaning assigned in Section 7(c).

2.
 Appointment and Duties of the Manager.

(a) Appointment. The Developer hereby appoints the Manager to manage, operate and administer the Project, operations and affairs of the Developer and its Subsidiaries subject to the further terms and conditions set forth in this Agreement, and the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein in accordance with the provisions of this Agreement.

(b) Duties. The Manager shall manage, operate and administer the Developer’s day-to-day operations, business and affairs, subject to the supervision of the Developer, and shall have only such functions and authority as the Developer may delegate to it, including, without limitation, the authority identified and delegated to the Manager herein. Without limiting the foregoing, the Manager shall oversee and conduct all the Developer’s development activities for the Project, as amended from time to time, and other policies adopted and implemented by the Developer. Subject to the foregoing, the Manager will perform (or cause to be performed) such services and activities relating to the management, operation and administration of the Project and assets, liabilities and business of the Developer as is appropriate, including, without limitation:

(i) serving as the Developer’s consultant with respect to the periodic review of the Project and other policies and criteria;

(ii) with respect to the Project, any sale, exchange or other disposition of any asset by the Developer, conducting negotiations on the Developer’s behalf with sellers and purchasers and their respective agents, representatives and investment bankers, and owners of privately and publicly held real estate companies;

(iii) engaging and supervising, on the Developer’s behalf and at the Developer’s sole cost and expense, third party service providers who provide legal, accounting, due diligence, transfer agent, registrar, property management and maintenance services, leasing services, master servicing, special servicing, banking, investment banking, mortgage brokerage, real estate brokerage, securities brokerage and other financial services and such other services as may be required relating development of the Project and to the Developer’s other business and operations as necessary;

(iv) coordinating and supervising, on behalf of the Developer and at the Developer’s sole cost and expense, other third party service providers to the Developer;

(v) providing executive and administrative personnel, office space and office services required in rendering services to the Developer;

(vi) administering the Developer’s day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the Developer’s management as may be agreed upon by the Manager and the Developer, including, without limitation, the collection of revenues and the payment of the Developer’s debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(vii) communicating on the Developer’s behalf with the holders of any of the Developer’s equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(viii) counseling the Developer in connection with policy decisions to be made by the Developer;

(ix) furnishing such reports to the Developer that the Manager reasonably determines to be responsive to reasonable requests for information from the Developer regarding the Developer’s activities and services performed for the Developer or any of its Subsidiaries by the Manager;

(x) monitoring the operating performance of the Project and providing periodic reports with respect thereto to the Developer, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xi) causing the Developer to retain, at the sole cost and expense of the Developer, qualified independent accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code and the Treasury Regulations, and to conduct quarterly compliance reviews with respect thereto;

(xii) causing the Developer to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xiii) assisting the Developer in complying with all regulatory requirements applicable to the Developer in respect of the Developer’s business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act and the Securities Act;

(xiv) taking all necessary actions to enable the Developer to make required tax filings and reports and compliance with the provisions of the Code, and Treasury Regulations applicable to the Developer;

(xv) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Developer may be involved or to which the Developer may be subject arising out of the Developer’s day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by the Developer;

(xvi) using commercially reasonable efforts to cause expenses incurred by or on behalf of the Developer to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Developer from time to time;

(xvii) advising on, and obtaining on behalf of the Developer, appropriate credit facilities or other financings for the Project consistent with the Development Guidelines;

(xviii) advising the Developer with respect to and structuring long-term financing vehicles for the Developer’s portfolio of assets, and offering and selling securities, if any, publicly or privately in connection with any such structured financing;

(xix) performing such other services as may be required from time to time for management and other activities relating to the Developer’s assets as the Developer shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and

(xx) using commercially reasonable efforts to cause the Developer to comply with all applicable laws.

(c)  Service Providers. The Manager may engage Persons who are non-Affiliates, for and on behalf, and at the sole cost and expense, of the Developer to provide to the Developer sourcing, acquisition, disposition, asset management, property management, leasing, financing, development, disposition of real estate and/or similar services customarily provided in connection with the management, operation and administration of a business similar to the business of the Developer, pursuant to agreement(s) that provide for market rates and contain standard market terms.

(d) Reporting Requirements.

(i) As frequently as the Manager may deem necessary or advisable, or at the direction of the Developer, the Manager shall prepare, or cause to be prepared, with respect to the Project (A) reports and information on the Developer’s operations and asset performance and (B) other information reasonably requested by the Developer.

(ii) The Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Developer, all reports, financial or otherwise, with respect to the Developer reasonably required in order for the Developer to comply with its Governing Instruments or any other materials required to be filed with any governmental entity or agency, and shall prepare, or cause to be prepared, at the sole cost and expense of the Developer, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Developer’s books of account by a nationally recognized independent accounting firm.

(e) Reliance by Manager.  In performing its duties under this Section 2(c), the Manager shall be entitled to rely on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Manager at the Developer’s sole cost and expense.

(f) Use of the Manager’s Funds.  The Manager shall not be required to expend money in connection with any expenses that are required to be paid for or reimbursed by the Developer pursuant to Section 9 of this Agreement in excess of that contained in any applicable Developer Account or otherwise made available by the Developer to be expended by the Manager hereunder.

(g) Payment and Reimbursement of Expenses.  The Developer shall pay all expenses, and reimburse the Manager for the Manager’s expenses incurred on its behalf, in connection with any such services to the extent such expenses are payable or reimbursable by the Developer to the Manager pursuant to Section 9.

3.
Dedication; Other Activities.

(a)  Devotion of Time.  The Manager, directly or indirectly through its Affiliates, will in line with the needs of the progress of the project, provide a management team (including, without limitation, a chief executive officer and president, a chief financial officer, a chief Development officer, a controller and a secretary) along with appropriate support personnel, to deliver the management services to the Developer hereunder. The members of such management team shall devote such of their working time and efforts to the management of the Developer as the Manager deems reasonably necessary and appropriate for the proper performance of all of the Manager’s duties hereunder, commensurate with the level of activity of the Developer from time to time; provided, however, that the Manager shall have the right, but not the obligation, to provide a dedicated or partially dedicated chief financial officer, chief operating officer, controller, internal legal counsel, property managers and/or property management oversight professionals to the Developer. To the extent the Manager elects to provide the Developer with a dedicated or partially dedicated chief financial officer, controller, internal legal counsel, property managers and/or property management oversight professionals, each of whom will be an employee of the Manager or one of its Affiliates, such personnel are referred to herein as “Dedicated Employees.” The Developer shall have the benefit of the Manager’s reasonable judgment and effort in rendering services and, in furtherance of the foregoing, the Manager shall not undertake activities which, in its reasonable judgment, will materially adversely affect the performance of its obligations under this Agreement.

(b) Other Activities. Except to the extent set forth in Section  3(a) above, and subject to the Developer’s conflicts of interest policy as it may exist from time to time, and the Developer’s Development Guidelines, nothing herein shall prevent the Manager or any of its Affiliates or any of the officers, directors or employees of any of the foregoing, from engaging in other businesses or from rendering services of any kind to any other Person, including, without limitation, investing in, or rendering advisory services to others investing in, any type of real estate, real estate related Development or non-real estate related Development or other mortgage loans (including, without limitation, Developments that meet the principal Development objectives of the Developer), whether or not the Development objectives or policies of any such other Person are similar to those of the Developer or in any way bind or restrict the Manager, or any of its Affiliates, officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Manager or any of its Affiliates, officers, directors or employees may be acting; provided, however, none of the Manager, or any of its Affiliates, for so long as this Agreement is in effect, will sponsor or manage any permanent capital vehicle that invests primarily in single-family residential properties as rental properties.

(c) Cross Transactions. Cross transactions are transactions between the Developer or one of its subsidiaries, on the one hand, and an account (other than the Developer or one of its subsidiaries) that is managed or advised by the Manager, or one of the Managers’ or Affiliates, on the other hand (each a “Cross Transaction”). The Manager is authorized to execute Cross Transactions for the Developer in accordance with applicable law and the Manager’s Compliance Policies. The Developer acknowledges that the Manager has a potentially conflicting division of loyalties and responsibilities regarding each party to a Cross Transaction. The Developer may at any time, upon written notice to the Manager, revoke its consent to the Manager to execute Cross Transactions.

(d)  Principal Transactions. Principal transactions are transactions between the Developer or one of its subsidiaries, on the one hand, and the Manager, or any of their Affiliates (or any of the related parties of the foregoing (each a “Principal Transaction”). The Manager is only authorized to execute Principal Transactions with the prior approval of the Developer and in accordance with applicable law. Such prior approval shall include approval of the pricing methodology to be used, including with respect to assets for which there are no readily available market prices.

(e) Officers, Employees, Etc. The Manager’s or its Affiliates’ members, partners, officers, employees and agents may serve as directors, officers, employees, agents, nominees or signatories for the Developer or any Subsidiary, to the extent permitted by their Governing Instruments, as may be amended from time to time, or by any resolutions duly adopted by the Developer pursuant to the Developer’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Developer or such other Subsidiary, such Persons shall use their respective titles with respect to the Developer or such Subsidiary.

4.
Agency; Authority.

(a) The Manager shall act as the agent of the Developer in originating, acquiring, structuring, financing, managing, renovating, disbursing and collecting the Developer’s funds, paying the debts and fulfilling the obligations of the Developer, supervising the performance of professionals engaged by or on behalf of the Developer and handling, prosecuting and settling any claims of or against the Developer, or the Developer’s representatives or assets.

(b) In performing the services set forth in this Agreement, as an agent of the Developer, the Manager shall have the right to exercise all powers and authority which are reasonably necessary and customary to perform its obligations under this Agreement, including the following powers, subject in each case to the terms and conditions of this Agreement, including, without limitation, the Development Guidelines: to purchase, exchange or otherwise acquire and to sell, exchange or otherwise dispose of, the Project in a public or private sale; to execute Cross Transactions; to execute Principal Transactions; to borrow and, for the purpose of securing the repayment thereof, to pledge, mortgage or otherwise encumber the Project; to purchase, take and hold Project subject to mortgages, liens or other encumbrances; to extend the time of payment of any liens or encumbrances which may at any time be encumbrances upon the Project, irrespective of by whom the same were made; to foreclose, to reduce the rate of interest on, and to consent to the modification and extension of the maturity of any Project, or to accept a deed in lieu of foreclosure; to join in a voluntary partition of the Project; to cause to be demolished any structures on the Project; to cause renovations and capital improvements to be made to the Project; to abandon any Project deemed to be worthless; to enter into joint ventures or otherwise participate in investment vehicles investing in Project; to cause the Project to be leased, operated, developed, constructed or exploited; to cause the Developer to indemnify third parties in connection with contractual arrangements between the Developer and such third parties; to obtain and maintain insurance in such amounts and against such risks as are prudent in accordance with customary and sound business practices in the appropriate geographic area; to cause any property to be maintained in good state of repair and upkeep; and to pay the taxes, upkeep, repairs, carrying charges, maintenance and premiums for insurance; to use the personnel and resources of its Affiliates in performing the services specified in this Agreement; to hire third party service providers subject to and in accordance with Section 2; to designate and engage all third party professionals and consultants to perform services (directly or indirectly) on behalf of the Developer or its Subsidiaries, including, without limitation, accountants, legal counsel and engineers; and to take any and all other actions as are necessary or appropriate in connection with the Developer’s Project.

(c) The Manager shall be authorized to represent to third parties that it has the power to perform the actions which it is authorized to perform under this Agreement.

5.
Bank Accounts.

At the direction of the Developer, the Manager may establish and maintain as an agent on behalf of the Developer one or more bank accounts in the name of the Developer or any other Subsidiary (any such account, a “Developer Account”), collect and deposit funds into any such Developer Account and disburse funds from any such Developer Account, under such terms and conditions as the Developer may approve. The Manager shall from time-to-time render appropriate accountings of such collections and payments to the Developer and, upon request, to the auditors of Developer.

6.
 Books and Records; Confidentiality.

(a)  Books and Records. The Manager shall maintain appropriate books of account, records data and files (including without limitation, computerized material) (collectively, “Records”) relating to the Developer and the Project generated or obtained by the Manager in performing its obligations under this Agreement, and such Records shall be accessible for inspection by representatives of the Developer or any Subsidiary at any time during normal business hours upon ten business days advance written notice. The Manager shall have full responsibility for the maintenance, care and safekeeping of all Records. The Manager agrees that the Records are the property of the Developer and the Manager agrees to deliver the Records to the Developer within 14 days after receipt of a written request of the Developer.

(b) Confidentiality. The Manager shall keep confidential any and all non-public information, written or oral, obtained by it in connection with the services rendered hereunder and shall not disclose Confidential Information, in whole or in part, to any Person other than to its Affiliates, officers, directors, employees, agents or representatives who need to know such Confidential Information for the purpose of rendering services hereunder or with the consent of the Developer, except: (i) to Singapore eDevelopment Limited and its Affiliates; (ii) in accordance with any advisory agreement; (iii) to legal counsel, accountants and other professional advisors; (iv) to appraisers, creditors, financing sources, trading counterparties, other counterparties, third party service providers to the Developer, and others (in each case, both those actually doing business with the Developer and those with whom the Developer seeks to do business) in the ordinary course of the Developer’s business; (v) to governmental or regulatory officials having jurisdiction over the Developer; (vi) in connection with any governmental or regulatory filings of the Developer ; or (vii) to respond to requests from judicial or regulatory or self-regulatory organizations and as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Manager is, in the opinion of counsel, required to disclose Confidential Information, the Manager may disclose only that portion of such information that its counsel advises is legally required without liability hereunder; provided, that the Manager agrees to exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof: any Confidential Information that (A) is available to the public from a source other than the Manager not resulting from the Manager’s violation of this Section 6, (B) is released in writing by the Developer to the public or to persons who are not under similar obligation of confidentiality to the Developer, or (C) is obtained by the Manager from a third-party not known by the Manager to be in breach of an obligation of confidence with respect to the Confidential Information disclosed. The Manager agrees to inform each of its Representatives of the non-public nature of the Confidential Information and to direct such Persons to treat such Confidential Information in accordance with the terms hereof. The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement for a period of one year.

7.
Obligations of Manager; Restrictions.

(a) Internal Control. The Manager shall (i) establish and maintain a system of internal accounting and financial controls designed to provide reasonable assurance of the reliability of financial reporting, the effectiveness and efficiency of operations and compliance with applicable laws, (ii) maintain records for the Project on a GAAP basis, (iii) develop accounting entries and reports required by the Developer to meet its reporting requirements under applicable laws, (iv) consult with the Developer with respect to proposed or new accounting/reporting rules identified by the Manager or the Developer and (v) prepare quarterly and annual financial statements as soon as practicable after the end of each such period as may be reasonably requested and general ledger journal entries and other information necessary for the Developer’s compliance with applicable laws and in accordance with GAAP and cooperate with the Developer’s independent accounting firm in connection with the auditing or review of such financial statements, the cost of any such audit or review to be paid by the Developer.

(b) Insurance. At the cost of the Developer, the Manager shall obtain, as soon as reasonably practicable, and shall thereafter maintain insurance coverage which is customarily carried by managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Developer, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.

(c)  Tax Filings. The Manager shall (i) assemble, maintain and provide to the firm designated by the Developer to prepare tax returns on behalf of the Developer and its subsidiaries (the “Tax Preparer”) information and data required for the preparation of federal, state, local and foreign tax returns, any audits, examinations or administrative or legal proceedings related thereto or any contractual tax indemnity rights or obligations of the Developer and its subsidiaries and supervise the preparation and filing of such tax returns, the conduct of such audits, examinations or proceedings and the prosecution or defense of such rights, (ii) provide factual data reasonably requested by the Tax Preparer or the Developer with respect to tax matters, (iii) assemble, record, organize and report to the Developer data and information with respect to the Project relative to taxes and tax returns in such form as may be reasonably requested by the Developer, (iv) supervise the Tax Preparer in connection with the preparation, filing or delivery to appropriate persons, of applicable tax information reporting forms with respect to the Project and the Common Shares (including, without limitation, information reporting forms, whether on Form 1099 or otherwise with respect to sales, interest received, interest paid, dividends paid and other relevant transactions); it being understood that, in the context of the foregoing, the Developer shall rely on its own tax advisers in the preparation of its tax returns and the conduct of any audits, examinations or administrative or legal proceedings related thereto and that, without limiting the Manager’s obligation to provide the information, data, reports and other supervision and assistance provided herein, the Manager will not be responsible for the preparation of such returns or the conduct of such audits, examinations or other proceedings.

8.
Compensation.

(a)   For the services rendered under this Agreement, the Developer shall pay the Base Management Fee and the Incentive Compensation to the Manager. The Manager will not receive any compensation for the period prior to the Commencement Date other than expenses incurred and reimbursed pursuant to Section 9 hereof.

(b) The Base Management Fees shall be payable in cash as provided in the definition of “Base Management Fee”.

(c) The Incentive Compensation shall be payable in cash as provided in the definition of “Incentive Compensation”.

9.
 Expenses.

(a) The Developer shall bear all of its operating expenses, except those specifically required to be borne by the Manager under this Agreement. The expenses required to be borne by the Developer include, but are not limited to:

(i) issuance and transaction costs incident to the origination, acquisition, disposition and financing of the Project;

(ii) legal, regulatory, compliance, tax, accounting, consulting, auditing, administrative fees and expenses and fees and expenses for other similar services rendered to the Developer by third-party service providers retained by the Manager;

(iii) the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of the Developer (including commitment fees, accounting fees, legal fees, closing costs, etc.);

(iv) expenses associated with securities offerings of the Developer;

(v) expenses relating to the payment of distributions;

(vi) expenses connected with communications and in complying with the continuous reporting and other requirements of the Exchange Act, the SEC and other governmental bodies;

(vii) transfer agent, registrar and exchange listing fees, if applicable;

(viii) the costs of printing and mailing reports and other materials to the Developer;

(ix) costs associated with any computer software or hardware, electronic equipment, or purchased information technology services from third party vendors that is used solely for the Developer;

(x) costs and out of pocket expenses incurred by directors, officers, employees or other agents of the Manager for travel on the Developer’s behalf;

(xi) the portion of any costs and expenses incurred by the Manager or its Affiliates with respect to market information systems and publications, research publications and materials that are allocable to the Developer;

(xii) settlement, clearing, and custodial fees and expenses;

(xiii) all taxes and license fees;

(xiv) all insurance costs incurred with respect to insurance policies obtained in connection with the operation of the Developer’s business, including but not limited to insurance covering activities of the Manager, its Affiliates and any of their employees relating to the performance of the Manager’s duties and obligations under this Agreement;

(xv) costs and expenses incurred in contracting with third parties for the servicing, special servicing and property management of assets of the Developer;

(xvi) all other actual out of pocket costs and expenses relating to the Developer’s business and operations, including, without limitation, the costs and expenses of originating, acquiring, owning, rehabilitating, protecting, maintaining, developing and disposing of Developer assets, including appraisal, reporting, audit and legal fees;

(xvii) any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Developer or any Subsidiary, or against any trustee, director or officer of the Developer or of any Subsidiary in his capacity as such for which the Developer or any Subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency, or settlement of pending or threatened proceedings;

(xviii) the costs of maintaining compliance with all federal, state and local rules and regulations, including securities regulations, or any other regulatory agency, all taxes and license fees and all insurance costs incurred on the Developer’s behalf;

(xix) expenses relating to any office or office facilities, including disaster backup recovery sites and facilities, maintained expressly for the Developer and separate from offices of the Manager;

(xx) the costs of the wages, salaries and benefits incurred by the Manager with respect to any Dedicated Officers that the Manager elects to provide to the Developer pursuant to Section 3(a) above; provided that (A) if the Manager elects to provide a partially dedicated chief financial officer, chief operating officer, controller, internal legal counsel, property managers and/or property management oversight professionals to the Developer rather than a fully dedicated chief financial officer, chief operating officer, controller, internal legal counsel, property managers and/or property management oversight professionals, the Developer shall be required to bear only a pro rata portion of the costs of the wages, salaries and benefits incurred by the Manager with respect to such personnel based on the percentage of their working time and efforts spent on matters related to the Developer and (B) the amount of such wages, salaries and benefits paid or reimbursed with respect to the Dedicated Employees shall be subject to the approval of the Developer; and

(xxi) all other costs and expenses approved by the Developer.

(b) Other than as expressly provided above, the Developer will not be required to pay any portion of the rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its Affiliates. In particular, the Manager is not entitled to be reimbursed for wages, salaries and benefits of its officers and employees, other than as described in Section  9(a)(xx) above.

(c) Subject to any required approval, the Manager may retain, for and on behalf, and at the sole cost and expense, of the Developer, such services of non-Affiliate third party accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, financial advisors, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Developer. The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

10.
 Expense Reports and Reimbursements.

The Manager shall prepare a statement documenting the operating expenses of the Developer incurred during each month, and deliver the same to the Developer within 30 days following the end of the applicable month. Such expenses incurred by the Manager on behalf of the Developer shall be reimbursed by the Developer within 30 days following delivery of the expense statement by the Manager; provided, however, that such reimbursements may be offset by the Manager against amounts due to the Developer from the Manager. The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement.

11.
 Limits of Manager Responsibility; Indemnification.

(a)  Pursuant to this Agreement, the Manager will not assume any responsibility other than to render the services called for hereunder in good faith and will not be responsible for any action of the Developer in declining to follow its advice or recommendations. The Manager, its Affiliates and the officers, directors, members, shareholders, managers, committee members, employees, agents, successors and assigns of any of them (each, a “Manager Indemnified Party”) shall not be liable to the Developer for any acts or omissions arising out of or in connection with the Developer, this Agreement or the performance of the Manager’s duties and obligations hereunder, except by reason of acts or omissions found by a court of competent jurisdiction upon entry of a final judgment rendered and unappealable or not timely appealed (“Judicially Determined”) to be due to the bad faith, gross negligence, willful misconduct or fraud of the Manager Indemnified Party. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 11 shall not be construed so as to provide for the exculpation of any Manager Indemnified Party for any liability (including liability under Federal securities laws which, under certain circumstances, impose liability even on Persons that act in good faith), to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 11 to the fullest extent permitted by law.

(b) To the fullest extent permitted by law, the Developer shall indemnify, defend and hold harmless each Manager Indemnified Party from and against any and all costs, losses, claims, damages, liabilities, expenses (including reasonable legal and other professional fees and disbursements), judgments, fines and settlements (collectively, “Indemnification Obligations”) suffered or sustained by such Manager Indemnified Party by reason of (i) any acts, omissions or alleged acts or omissions arising out of or in connection with the Developer or this Agreement, or (ii) any and all claims, demands, actions, suits or proceedings (civil, criminal, administrative or investigative), actual or threatened, in which such Manager Indemnified Party may be involved, as a party or otherwise, arising out of or in connection with such Manager Indemnified Party’s service to or on behalf of, or management of the affairs or assets of, the Developer, or which relate to the Developer; except to the extent such Indemnification Obligations are Judicially Determined to be due to such Manager Indemnified Party’s bad faith, gross negligence, willful misconduct or fraud or to constitute a material breach or violation of the Manager’s duties and obligations under this Agreement. The termination of a proceeding by settlement or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that such Manager Indemnified Party’s conduct constituted bad faith, gross negligence, willful misconduct or fraud.

(c) The Manager hereby agrees to indemnify the Developer, its Afilliates, and its Subsidiaries and each of their respective directors and officers (each a “Developer Indemnified Party”) with respect to all costs, losses, claims, damages, liabilities, expenses (including reasonable legal and other professional fees and disbursements), judgments, fines and settlements (collectively, “Indemnification Obligations”) suffered or sustained by such Developer Indemnified Party by reason of (i) acts or omissions or alleged acts or omissions of the Manager Judicially Determined to be due to the bad faith, willful misconduct or gross negligence of the Manager, its Affiliates or their respective officers or employees or the reckless disregard of the Manager’s duties under this Agreement or (ii) claims by the Manager’s or its Affiliates’ employees relating to the terms and conditions of their employment with the Manager or its Affiliates.

(d)  The party seeking indemnity (“Indemnitee”) will promptly notify the party against whom indemnity is claimed (“Indemnitor”) of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve Indemnitor from any liability which it may have hereunder, except to the extent such failure actually prejudices the Indemnitor. The Indemnitor shall have the right to assume the defense and settlement of such claim; provided that, Indemnitor notifies Indemnitee of its election to assume such defense and settlement within (30) days after the Indemnitee gives the Indemnitor notice of the claim. In such case the Indemnitee will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made without its prior written consent. If Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to Indemnitee, Indemnitee will (i) have the right to approve Indemnitor’s counsel (which approval will not be unreasonably withheld or delayed), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which Indemnitor may reasonably request and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.

(e) Reasonable expenses (including attorney’s fees) incurred by an Indemnitee in defense or settlement of a claim that may be subject to a right of indemnification hereunder may be advanced by the Developer to such Indemnitee as such expenses are incurred prior to the final disposition of such claim; provided that, Indemnitee undertakes to repay such amounts if it shall be Judicially Determined that Indemnitee was not entitled to be indemnified hereunder.

(f) The Manager Indemnified Parties shall remain entitled to exculpation and indemnification from the Developer pursuant to this Section 11 (subject to the limitations set forth herein) with respect to any matter arising prior to the termination of this Agreement and shall have no liability to the Developer in respect of any matter arising after such termination unless such matter arose out of events or circumstances that occurred prior to such termination.

12.
No Joint Venture.

The Developer and the Manager are not partners or joint venturers with each other and nothing in this Agreement shall be construed to make the Developer and the Manager partners or joint venturers or impose any liability as such on either of them.

13.
 Term; Termination.

(a) Term. This Agreement shall remain in full force through December 31, 2021 unless (1) both parties agree in writing to terminate the Agreement sooner, or (2) the Agreement is terminated by the Developer or Manager as set forth below, and shall be renewed automatically for successive one year periods thereafter, unless this Agreement is sooner terminated in accordance with the terms hereof.

(b) Non-Renewal. Either party may elect not to renew this Agreement at the expiration of the initial term or any renewal term for any or no reason by notice to the other party at least 180 days, but not more than 270 days, prior to the end of the term.

(c) Termination by the Developer.

(i) Termination by the Developer With Cause. At the option of the Developer and at any time during the term of this Agreement, this Agreement shall be and become terminated upon 30 days written notice of termination from the Developer to the Manager if any of the following events shall occur:

A. the Manager shall commit a material breach of any provision of this Agreement (including the failure of the Manager to use reasonable efforts to comply with the Developer’s Development Guidelines), which such material breach continues and a plan to cure has not been developed by Manager within a period of 30 days after written notice of such breach;

B. the Manager in its corporate capacity (as distinguished from the acts of any employees of the Manager which are taken without the complicity of the Developer or executive officers of the Manager) shall commit any act of fraud, misappropriation of funds, or embezzlement against the Developer;

(ii)              Termination by the Developer Without Cause. At the option of the Developer and at any time during the term of this Agreement, the Developer may terminate the Agreement without cause sixty (60) days after Developer provides written notice of termination to the Manager.

(d) Termination by Manager. The Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Developer in the event that the Developer shall default in the performance or observance of any material term, condition or covenant in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period.

(e) Survival. If this Agreement is terminated pursuant to this Section 13, such termination shall be without any further liability or obligation of either party to the other, except as otherwise expressly provided herein.

14.
Action Upon Termination or Expiration of Term.

From and after the effective date of termination of this Agreement pursuant to Section 13 herein, the Manager shall not be entitled to compensation for further services under this Agreement but shall be paid all compensation accruing to the date of termination, reimbursement for all Expenses. For the avoidance of doubt, if the date of termination occurs other than at the end of a month, compensation to the Manager accruing to the date of termination shall also include: base management fees equal to the Base Management Fee for such final month, taking into account only the portion of such final month that this Agreement was in effect, and with appropriate adjustments to all relevant definitions. Upon such termination or expiration, the Manager shall reasonably promptly:

(a) after deducting any accrued compensation and reimbursement for Expenses to which it is then entitled, pay over to the Developer all money collected and held for the account of the Developer pursuant to this Agreement;

(b) deliver to the Developer a full accounting, including a statement showing all payments collected and all money held by it, covering the period following the date of the last accounting furnished to the Developer with respect to the Developer and through the termination date; and

(c) deliver to the Developer all property and documents of and material to the Developer provided to or obtained by the Manager pursuant to or in connection with this Agreement, including all copies and extracts thereof in whatever form, then in the Manager’s possession or under its control.

15.
Assignment.

The Manager may not assign its duties under this Agreement unless such assignment is consented to in writing by Developer. However, the Manager may assign to one or more of its Affiliates performance of any of its responsibilities hereunder without the approval of the Developer so long as the Manager remains liable for any such Affiliate’s performance.

16.
 Release of Money or other Property Upon Written Request.

The Manager agrees that any money or other property of the Developer or any Subsidiary held by the Manager under this Agreement shall be held by the Manager as custodian for the Developer or any Subsidiary, and the Manager’s records shall be clearly and appropriately marked to reflect the ownership of such money or other property by the Developer. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Developer requesting the Manager to release to the Developer any money or other property then held by the Manager for the account of the Developer under this Agreement, the Manager shall release such money or other property to the Developer within a reasonable period of time, but in no event later than thirty (30) days following such request. The Manager and its Affiliates, directors, officers, managers and employees will not be liable to the Developer, any Subsidiary, the Manager or any of their directors, officers, shareholders, managers, employees, owners or partners for any acts or omissions by the Developer in connection with the money or other property released to the Developer in accordance with the terms hereof. The Developer shall indemnify the Manager and its Affiliates, officers, directors, Development and Risk Management Committee members, employees, agents and successors and assigns against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever which arise in connection with the Manager’s release of such money or other property to the Developer in accordance with the terms of this Section 16. Indemnification pursuant to this Section 16 shall be in addition to any right of the Manager to indemnification under Section 16.

17.
 Notices.

Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (a) personal delivery, (b) delivery by a reputable overnight courier, (c) delivery by facsimile transmission but only if such transmission is confirmed, (d) delivery by email but only if receipt of such transmission is confirmed, or (e) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

The Developer:
SeD Maryland Development, LLC
9 Temasek Boulevard #09-02A,
Suntec Tower 2
Singapore 038989
Attn: Chew Sien Lup, Singapore eDevelopment, Limited
Email: sienlup@sed.com.sg

9 Temasek Boulevard #09-02A,
Suntec Tower 2
Singapore 038989
Attn: Moe Chan
Email: moe@sed.com.sg

The Manager:
SeD Development Management, LLC
312 3rd Street
Suite 102
Annapolis, MD 21403
Attn:  Charles W. S. MacKenzie
Fax:  410-832-2937
Email:  cmackenzie@mackenzieequity.com

Hampden Square, 4800 Montgomery Lane
Suite 450
Bethesda, MD 20814
Attn: Jeff Busch
Email: jeff@185hk.com
with a copy to:
Conn Flanigan, Esq.
1601 Blake Street, Suite 310
Denver, CO 80202
Conn@185hk.com
303-953-4245

Any party may change the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 17 for the giving of notice.

18.
Binding Nature of Agreement; Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

19.
Entire Agreement; Amendments.

This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

20.
Governing Law; Jurisdiction.

This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware without giving effect to such state’s laws and principles regarding the conflict of interest laws. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court in Delaware for the purpose of any action or judgment relating to or arising out of this Agreement or any of the transactions contemplated hereby and to the lay of venue in such court.

21.
Waiver of Jury Trial.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

22.
Indulgences, Not Waivers.

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

23.
Titles Not to Affect Interpretation.

The titles of sections, paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.

24.
Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

25.
Severability.

The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

26.
Principles of Construction.

Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. All references to recitals, sections, paragraphs and schedules are to the recitals, sections, paragraphs and schedules in or to this Agreement unless otherwise specified.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE DEVELOPER:
SeD MARYLAND DEVELOPMENT, LLC

By:	/s/ Chew Sien Lup
Name:	Chew Sien Lup
Title:	CFO

THE MANAGER:
SeD MARYLAND DEVELOPMENT, LLC

By:	/s/ Jeffrey Busch
Name:	Jeffrey Busch
Title:	President